Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Roivant Sciences Ltd. for the registration of common shares, preference shares, debt securities, warrants and units and to the incorporation by reference therein of our reports dated May 29, 2025, with respect to the consolidated financial statements of Roivant Sciences Ltd., and the effectiveness of internal control over financial reporting of Roivant Sciences Ltd., included in its Annual Report (Form 10-K) for the year ended March 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
October 3, 2025